Insider Trading Policy
Scope:	Global
Owner:	Chief Legal Officer (pkoh.compliance@pkoh.com)	Effective:	November 2017

1PURPOSE
To establish rules and restrictions for trading in the capital stock or other securities, such as bonds, options, derivative instruments, etc. (the “Securities”) of Park-Ohio Holdings Corp. (together with its affiliates and subsidiaries, “ParkOhio” or “Company”); and to enable compliance with applicable federal and state securities laws and regulations.
2SCOPE
This Insider Trading Policy (“Policy”) applies to all directors of ParkOhio’s Board (“directors”) and all officers, executives, and employees (collectively “employees”) of ParkOhio.
3REQUIREMENTS
3.1General Restrictions
1.No director or employee shall purchase or sell stock, bonds, options, derivative instruments or other Securities of the Company, or direct others to purchase or sell the Company’s Securities, if the person is in possession of material information that has not been publicly disclosed.
“Material information” has no precise definition; for purposes of this Policy, a broad view of the term should be taken. Generally, “material information” includes any information, positive or negative, that a reasonable person would consider important in determining whether to buy or sell the Company’s Securities. Examples include potential business acquisitions or sales of substantial assets; changes in dividend policy or rates; major new products, discoveries or services; significant new contracts or loss of business; significant shifts in operating or financial circumstances, such as changes in debt ratings, changes to or reports of earnings or earnings estimates, major write-offs and liquidity problems; significant litigation or investigations by governmental bodies; extraordinary management developments; and the possibility of a public offering of Company Securities.
Information is publicly disclosed if it has been published in the newspapers or other media or has been the subject of a press release and the public has had sufficient time to process and absorb it. As a general rule, it would be appropriate to refrain from trading for at least two full trading days after the initial release of information to the public.
2.No director or employee shall purchase or sell, or direct others to purchase or sell, the Securities of another corporation if such person is in possession of material information concerning such other corporation that has not been publicly disclosed.
3.Directors and employees shall take appropriate measures to restrict access to and disclosure of material non-public information. No director or employee shall communicate material non-public information concerning the Company or its Securities to anyone outside the Company or otherwise engage in tipping information to others unless such communication is lawful and appropriate under the circumstances, has been properly authorized in accordance with Company policies and procedures then in effect, and the person receiving the information has agreed to keep such information confidential.
No director or employee shall permit any member of his or her immediate family or other personal household member to engage in any of the actions described in the above paragraphs. In the event a director or employee becomes aware of possible insider trading violation by any persons subject to this Policy, he or she should immediately contact either the Company’s Chief Legal Officer, or, if the Chief Legal Officer is not available, the Company’s President.
4.Consistent with the foregoing, directors and employees should not discuss any significant internal matters or developments with anyone outside of the Company (including family members), except as required in the performance of his or her regular duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. Unless an individual is expressly authorized to respond to inquiries of this nature, such inquiries should be referred to the Company’s Chief Legal Officer or President.
5.Even though trading may otherwise be allowed, the Chief Legal Officer (or in his absence, the President) may announce at any time an immediate prohibition on trading by all employees at any time (a “Blackout Period”) during which time trading in Company Securities is not allowed.
Directors and employees should not disclose to any outside third party that a Blackout Period has been designated, except as may be required by legal or regulatory requirements.
6.Upon request, a director or employee must report to the Company’s Chief Legal Officer all of his or her transactions in Company Securities and certify that all such transactions have been conducted in compliance with the provisions of this Policy.
7.Directors and employees shall not engage in any transaction involving a put, call, or other option (other than an option granted by the Company) on Company Securities, except as may be pre-approved by the Board or a Committee thereof in a particular instance. Specifically, directors and employees shall not sell any Company Securities he/she does not own; i.e., he/she may not “sell short.”
8.Any actions in violation of this Policy may be grounds for appropriate disciplinary action, including termination of employment, and may expose the director or employee to civil and/or criminal liability.
3.2Trading Windows for Key Personnel
1.Directors and employees who have been notified that they are Key Personnel of the Company may purchase or sell Company Securities only during the trading period beginning after the second full trading day following the Company’s public dissemination of its earnings for that quarter and ending on the last day of the month of the following fiscal quarter (a “Trading Window”).
2.Directors and Key Personnel may not trade in Company Securities outside of the applicable Trading Windows or during any Blackout Periods designated by the Chief Legal Officer (including Blackout Periods responding to periods in which trades of Company Securities through the Company’s retirement plans are restricted). If a Blackout Period has been instituted, directors and Key Personnel may not trade in Company Securities even during a Trading Window.
A.     Bona fide gifts of the Company’s Securities are exempt from this Policy provided:
i.The Chief Legal Officer has approved the gifting transaction; and
ii.The recipient of the gift does not intend to sell the Company Securities at a time when the maker of the gift is in possession of material nonpublic information.
3.The purchase of Company Securities by way of an exercise of an option granted under the Company’s stock option plan, or the withholding of shares for the payment of withholding taxes or an exercise or vesting event, is permitted outside of a Trading Window, but the sale, or simultaneous purchase and sale, of such Securities on the open market is prohibited. Discretionary transfers between the Company stock fund and other investment options in the Company’s 401(k) Plan may only occur during a Trading Window.
4.The Chief Legal Officer may, in his or her discretion, after consultation with the President or the Chief Executive Officer, authorize trading in Company Securities by directors and Key Personnel outside of the applicable Trading Windows (but not during Blackout Periods) due to significant or other hardships, following receipt of appropriate confirmatory evidence.
3.3Additional Restrictions and Reporting Requirements
1.Directors and corporate officers of the Company who are subject to reporting

(“Reporting Officers”) pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), shall obtain prior clearance from the Company’s Chief Legal Officer or, in his absence, the President of the Company, at least two business days before making any purchases or sales of Company Securities.
Details of the proposed trade, along with confirmation that the director or Reporting Officer is not in possession of material non-public information must be conveyed to the Chief Legal Officer (or President) in order to request clearance to trade. Prior clearance is required for all purchases or sales by directors and corporate officers, including transfers between the Company stock fund and other investment options in the Company’s 401(k) Plan. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction.
2.Section 16 requires directors and corporate officers to file certain reports regarding their ownership of Company Securities with the Securities and Exchange Commission (“SEC”). These reports include: (i) within 10 days of election or appointment, a Form 3 stating the insider’s beneficial ownership of Company Securities; (ii) within 2 business days after the date of the transaction which changes his or her beneficial ownership, an insider must file a Form 4 unless the transaction qualifies for deferred reporting on a Form 5, and (iii) within 45 days after the close of the Company’s fiscal year, an insider must file a Form 5 to cover any transactions in Company Securities which were eligible for deferred reporting (and not earlier reported on Form 4) and transactions that should be reported but were not reported on Form 4.
3.The Company’s Chief Legal Officer will file the proper report on behalf of directors and Reporting Officers who obtain pre-clearance of transactions in Company Securities and who subsequently notify the Chief Legal Officer of the completion of the transaction by no later than the end of the day of the transaction. While the Company has decided to assist such insiders with their Section 16 compliance obligations, the ultimate responsibility to ensure that filings are made timely and correctly rests with the insiders. Neither the Company nor the Chief Legal Officer assumes any legal responsibility in connection with such filings. Further, the Chief Legal Officer can only facilitate the Section 16 compliance of such insiders to the extent that he is timely provided with the proper information, as required by this Policy.
3.4Rule 10b5-1 Insider Selling Plans
Notwithstanding anything in this Policy to the contrary, trading in the Company’s Securities pursuant to an insider selling plan or program established in accordance with Rule 10b5-1 of the Exchange Act and authorized by the Company’s Chief Legal Officer shall not be deemed a violation of this Policy. However, trades in Company Securities affected by a director or Reporting Officer pursuant to a Rule 10b5-1 trading plan must be reported promptly to the Chief Legal Officer, so that the transaction may be timely reported to the SEC in compliance with Section 16 of the Exchange Act.
Any Company directors or employees who wish to implement or amend a trading plan under Rule 10b5-1 of the Exchange Act must first pre-clear the plan or the amendment with the Company’s Chief Legal Officer. As required by Rule 10b5-1, a director or employee of the Company may enter into, or make material modifications to, a trading plan only when they are not in possession of material non-public information. In addition, no director or employee of the Company may enter into a Rule 10b5-1 trading plan during a Blackout Period.
4CONTACTS
If you have any questions or comments regarding this Policy please contact the ParkOhio Legal Department (pkoh.compliance@pkoh.com). If you are aware of any violations of this Policy, it is your responsibility to report that violation to the ParkOhio Compliance Office or through the Ethics Hotline.
5HISTORY

Rev	Date	Comments	By
1	02/2014	Original	Chief Legal Officer
2	03/2016	Added bona fide gift exemption	Chief Legal Officer
3	11/2017	New format; no substantive revisions	Corporate Counsel